UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2008

CYGNE DESIGNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22102	04-2843286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 997-7767

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(b).

Roy E. Green, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, resigned his positions, effective June 7, 2008. Mr. Green has agreed to serve as an employee of the Company on a month-to-month basis until either the Company requests that he resign or he resigns.

Item 5.02(c).

On June 9, 2008, the Company announced that, effective June 7, 2008, Nomaan Yousef has been appointed to the position of Chief Financial Officer, Treasurer and Secretary in which capacity he will perform the functions of principal financial and principal accounting officer of the Company.

Mr. Yousef, 42, has over twelve years of professional experience focusing on financial management and operations of both privately and publicly traded companies in the apparel industry. From June 2007 through December 2007, Mr. Yousef served as Chief Financial Officer for Larry Hansel, LLC, which owns the apparel brand Rampage. Prior to that, from approximately July 2003 through May 2007, Mr. Yousef served as Chief Financial Officer of Blue Concept, LLC, a denim apparel company. Mr. Yousef also served as Corporate Controller of Azteca Production International, Inc., a manufacturer and supplier of denim apparel, for the period from approximately May 1997 through May 2007. From approximately October 2002 through April 2003, Mr. Yousef also served as Corporate Controller of Innovo Group, Inc., a public company, which is now known as Joe’s Jeans, Inc. Mr. Yousef received his Bachelor of Arts in Accounting from California State University

As an inducement to join the Company, the Company granted to Mr. Yousef an option to purchase 250,000 stock options at a stock price of $0.43 per share, vesting over a period of twelve months. Mr. Yousef will receive an annual salary of $200,000 per year, and will participate in all employee benefit programs offered by the Company to its executives.

A copy of the press release announcing Mr. Green’s resignation and Mr. Yousef’s appointment is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
99.1	Cygne Designs, Inc. Press Release dated June 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNE DESIGNS, INC.
Date: June 12, 2008
	By:	/s/ Samuel J. Furrow, Jr.
	Name:	Samuel J. Furrow, Jr.
	Title:	President and CEO

EXHIBIT INDEX

Exhibit Number	Title
99.1	Press release dated June 9, 2008

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